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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                                (AMENDMENT NO. 1)


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C)
           AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2

                    Under the Securities Exchange Act of 1934


                       American Community Newspapers Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   22274N102
-------------------------------------------------------------------------------
                                  (CUSIP Number)

                                December 26, 2007
-------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 22274N102                  13G/A                 Page 2 of 7 Pages
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1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         MOTV Holding LLC
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |_|
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
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  NUMBER OF        5      SOLE VOTING POWER

   SHARES                 0 shares of common stock
                          ------------------------------------------------------
 BENEFICIALLY      6      SHARED VOTING POWER

  OWNED BY                0 shares of common stock
                          ------------------------------------------------------
    EACH           7      SOLE DISPOSITIVE POWER

  REPORTING               0 shares of common stock
                          ------------------------------------------------------
   PERSON          8      SHARED DISPOSITIVE POWER

    WITH                  0 shares of common stock

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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of common stock
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10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
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12       TYPE OF REPORTING PERSON

         OO
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CUSIP No. 22274N102                   13G/A                    Page 3 of 7 Pages
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ITEM 1(a).     NAME OF ISSUER:

               American Community Newspapers Inc.
               -----------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               14875 Landmark Bouelvard, Suite 110, Addison, TX  75254
               -----------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

               MOTV Holding LLC
               -----------------------------------------------------------------

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Spire Capital Management Inc., Five Tower Bridge, 300 Barr Harbor Drive, Suite 720, West Conshohocken, PA 19428
               -----------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:

               USA
               -----------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock
               -----------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

               22274N 10 2
               -----------------------------------------------------------------

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CUSIP No. 22274N102                   13G/A                    Page 4 of 7 Pages
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ITEM 3.        IF THIS  STATEMENT  IS  FILED  PURSUANT  TO  RULES  13D-1(B),  or
               13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)       |_|  Broker or dealer registered under section 15 of the Exchange
                    Act;

     (b)       |_| Bank as defined in section 3(a)(6) of the Exchange Act;

     (c)       |_| Insurance  Company  as  defined  in  section  3(a)(19) of the
                   Exchange Act;

     (d)       |_|  Investment   Company  registered  under  section  8  of  the
                    Investment Company Act of 1940;

     (e)       |_|  An   investment    adviser   in    accordance    with   Rule
                    13d-1(b)(1)(ii)(E);

     (f)       |_|  An employee  benefit plan,  or endowment  fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

     (g)       |_|  A parent  holding  company or control  person in  accordance with Rule 13d-1 (b)(1)(ii)(G);

     (h)       |_|  A savings  association  as defined  in  section  3(b) of the
                    Federal Deposit Insurance Act;

     (i)       |_|  A church plan that is  excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment Company Act;

     (j)       |_|  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

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CUSIP No. 22274N102                   13G/A                    Page 5 of 7 Pages
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Item 4.   OWNERSHIP.

          (a)  Amount beneficially owned:

               0 shares of common stock
               -----------------------------------------------------------------

          (b)  Percent of class:

               0%
               -----------------------------------------------------------------
          (c)  Number of shares as to which such person has:


               (i) sole power to vote or to direct the vote: 0 shares of common stock

               (ii) shared power to vote or to direct the vote:  0 shares of common stock

               (iii) sole power to dispose or to direct the disposition of:
                    0 shares of common stock

               (iv) shared power to dispose or to direct the disposition of:
                    0 shares of common stock

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CUSIP No. 22274N102                   13G/A                    Page 6 of 7 Pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X}

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHCIH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENFIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing the below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities adn were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 22274N102                   13G/A                    Page 7 of 7 Pages
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                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 28, 2007


                                        MOTV HOLDING LLC


                                        By: /s/ Bruce Hernandez
                                        -----------------------------
                                            Bruce Hernandez
                                            Chairman of the Board of Managers